Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-283934

PROSPECTUS

Up to 130,000 Shares of Series A Convertible Preferred Stock Offered by the Selling Stockholders

Up to 34,285,653 Shares of Class A Common Stock Issuable Upon Conversion of Series A Convertible Preferred Stock

On November 12, 2024, we consummated a private placement (the “Private Placement”) pursuant to that certain Subscription Agreement (the “Subscription Agreement”), dated November 12, 2024, by and among us and the selling stockholders identified in this prospectus (the “Selling Stockholders”). In the Private Placement, we issued and sold to the Selling Stockholders an aggregate of 130,000 shares of our Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), for an aggregate purchase price of $130.0 million, at a per share purchase price of $1,000. This registration statement is being filed in connection with the registration rights set forth in the Subscription Agreement.

This prospectus relates to the resale from time to time by the Selling Stockholders of up to (i) 130,000 shares of our Series A Preferred Stock (the “Preferred Shares”), and (ii) 34,285,653 shares of our Class A Common Stock, par value $0.0001 per share (“Common Stock”), issuable upon conversion of the Preferred Shares (the “Conversion Shares”).

The Selling Stockholders may sell the Preferred Shares and the Conversion Shares through public or private transactions in a number of different ways and at varying prices. The timing, manner and amount of any sale are within the sole discretion of the Selling Stockholders. Our registration of the Preferred Shares and the Conversion Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Preferred Shares or the Conversion Shares. We provide more information about how the Selling Stockholders may sell the Preferred Shares and the Conversion Shares in the section entitled “Plan of Distribution.”

We will pay all fees and expenses in connection with the registration of the securities pursuant to this prospectus, and we will not receive any proceeds from the sale of the Preferred Shares or the Conversion Shares by the Selling Stockholders. You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “ORGO”. On December 18, 2024, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $3.24 per share. There is no established trading market for the Series A Preferred Stock, and we do not expect a market to develop. The Series A Preferred Stock is not currently listed on any securities exchange.

Investing in our securities involves significant risks. See “Risk Factors” on page 5 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 20, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may sell or otherwise dispose of an aggregate of up to 130,000 Preferred Shares and up to 34,285,653 Conversion Shares. Neither we nor the Selling Stockholders have authorized anyone to provide you with information other than that contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by us or on our behalf and filed with the SEC. Neither we nor the Selling Stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should rely only on the information contained or incorporated by reference in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the SEC. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Unless the context indicates otherwise, references in this prospectus to “Organogenesis,” the “Company,” “we,” “us,” “our” and similar terms refer to Organogenesis Holdings Inc. and its consolidated subsidiaries.

Trademarks

This document includes trademarks, tradenames and service marks, certain of which belong to us and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this document appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that we will not assert our rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply a relationship with, or the endorsement or sponsorship of the Company by, these other parties.

Market and Industry Data

This prospectus and the documents incorporated by reference herein contain estimates, projections, and other information concerning our industry and business, as well as data regarding market research, estimates, and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, we obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more

ii

sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources which we paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this document. See “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements”. All statements, other than statements of historical facts, contained or incorporated by reference in this prospectus, including statements regarding our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition, as well as assumptions relating to the foregoing, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements regarding our strategy, operations, financial position, projected costs, prospects, plans and objectives of management and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions. These forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions. These forward-looking statements are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus and the information incorporated by reference in this prospectus may turn out to be inaccurate.

Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” section of this prospectus, any related prospectus supplement or any related free writing prospectus, our most recent annual report on Form 10-K, any subsequent quarterly reports on Form 10-Q and any current reports on Form 8-K filed subsequent to the end of the year covered by such annual report. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. You should not rely upon forward-looking statements as predictions of future events. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. In that respect, we wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. You should read this prospectus, the documents that we reference herein and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect.

iii

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and related notes thereto incorporated by reference in this prospectus.

Overview and Corporate Information

We are a leading regenerative medicine company focused on the development, manufacture, and commercialization of solutions for the Advanced Wound Care and Surgical & Sports Medicine markets. Our products have been shown through clinical and scientific studies to support and in some cases accelerate tissue healing and improve patient outcomes. We are advancing the standard of care in each phase of the healing process through multiple breakthroughs in tissue engineering and cell therapy. Our solutions address large and growing markets driven by aging demographics and increases in comorbidities such as diabetes, obesity, and cardiovascular and peripheral vascular disease. We offer our differentiated products and in-house customer support to a wide range of health care customers including hospitals, wound care centers, government facilities, ambulatory surgery centers and physician offices. Our mission is to provide integrated healing solutions that substantially improve medical outcomes and the lives of patients while lowering the overall cost of care.

We offer a comprehensive portfolio of products in the markets we serve that address patient needs across the continuum of care. We have and intend to continue to generate data from clinical trials, real-world outcomes and health economics research that validate the clinical efficacy and value proposition offered by our products. Several of our existing and pipeline products in our portfolio have premarket approval, or 510(k) clearance from the United States Food and Drug Administration (“FDA”). Given the extensive time and cost required to conduct clinical trials and receive FDA approvals, we believe that our data and regulatory approvals provide us with a strong competitive advantage. Our product development expertise and multiple technology platforms provide a robust product pipeline, which we believe will drive future growth.

In the Advanced Wound Care market, we focus on the development and commercialization of advanced wound care products for the treatment of chronic and acute wounds in various treatment settings. We have a comprehensive portfolio of regenerative medicine products, capable of supporting patients from early in the wound healing process through wound closure regardless of wound type. Our Advanced Wound Care products include Apligraf for the treatment of venous leg ulcers and diabetic foot ulcers (“DFUs”); Dermagraft for the treatment of DFUs (manufacturing and distribution currently suspended pending transition to a new manufacturing facility or engagement of a third-party manufacturer); PuraPly AM and PuraPly XT as antimicrobial barriers and native, cross-linked extracellular matrix (“ECM”) scaffolds for a broad variety of wound types; and Affinity, Novachor, NuShield, and CYGNUS placental allografts to address a variety of wound sizes and types as a protective barrier and ECM scaffold. We have a highly trained and specialized direct wound care sales force paired with comprehensive customer support services.

In the Surgical & Sports Medicine market, we are leveraging our broad regenerative medicine capabilities to address chronic and acute surgical wounds and tendon and ligament injuries. Our Sports Medicine products include NuShield for surgical applications in targeted soft tissue repairs; and Affinity, Novachor, PuraPly AM, PuraPly MZ, and PuraPly SX for management of open wounds in the surgical setting. We currently sell these products through independent agencies and our direct sales force.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “ORGO.”

We were formerly a special purpose acquisition company, incorporated under the laws of the Cayman Islands on December 4, 2015 under the name Avista Healthcare Public Acquisition Corp. (“AHPAC”), for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On December 10, 2018, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of August 17, 2018, by and among AHPAC, Avista Healthcare Merger Sub, Inc. (“Merger Sub”) and Organogenesis Inc., (i) AHPAC transferred by way of continuation out of the Cayman Islands into the State of Delaware as a corporation incorporated under the laws of the State of Delaware under Section 388 of the Delaware General Corporation Law (the “DGCL”); and (ii) Merger Sub merged with and into Organogenesis Inc., with Organogenesis Inc. surviving as a direct wholly owned subsidiary of AHPAC, which changed its name to Organogenesis Holdings Inc.

Our principal executive offices are located at 85 Dan Road, Canton, MA 02021, and our telephone number is (781) 575-0775. Our corporate website address is www.organogenesis.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Private Placement of Series A Preferred Stock

On November 12, 2024, pursuant to the Subscription Agreement, we issued and sold to the Selling Stockholders an aggregate of 130,000 shares of Series A Preferred Stock. The Subscription Agreement includes certain registration rights, pursuant to which we are filing the registration statement of which this prospectus forms a part.

Series A Preferred Stock

The terms of the Series A Preferred Stock are as set forth in the Certificate of Designations of Series A Convertible Preferred Stock (the “Certificate of Designations”), which is an exhibit to the registration statement of which this prospectus forms a part, and its terms are incorporated herein by reference.

The Series A Preferred Stock is convertible into shares of Common Stock at any time at the option of the holder at an initial conversion rate of 263.7358 shares of Common Stock to be issued upon the conversion of each $1,000 of liquidation preference, subject to adjustment upon certain events. The implied conversion price is initially $3.7917 per share, which is a 20.0% premium to the 10-day trailing volume weighted average price of Common Stock as of the full trading day prior to the execution of the Subscription Agreement. However, until we obtain stockholder approval, as contemplated by Nasdaq listing rules, with respect to the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock in excess of the limitations imposed by such rules, the holders of the Series A Preferred Stock cannot convert the Series A Preferred Stock into a number of shares of Common Stock in excess of 26,502,042 shares, which represents 19.99% of the outstanding shares of Common Stock at the time of signing the Subscription Agreement, or to the extent such conversion will result in a Series A Preferred Stock holder beneficially owning greater than 19.99% of our then-outstanding shares of Common Stock (such limitations, the “Ownership Limitations”). If, prior to receipt of stockholder approval, a Series A Preferred Stock holder elects to convert any Series A Preferred Stock that would result in the issuance, when aggregated with the number of shares previously issued upon conversion of the Series A Preferred Stock, of more than 19.99% of the outstanding shares of Common Stock at the time of signing the Subscription Agreement, then we will, in lieu of issuing shares of Common Stock, pay the holder of the Series A Preferred Stock a cash amount equal to the product of the number of shares of Common Stock that could not be issued due to such limitation and the 10-day trailing volume weighted average price of the Common Stock as of the trading day immediately prior to the conversion date, which cash payments shall be paid no later than November 5, 2026, together with accrued interest of 10% per annum.

At any time after November 12, 2026, should the closing sale price per share of Common Stock exceed 200% of the conversion price of the Series A Preferred Stock for at least 20 of 30 consecutive trading days, then we will have the right to mandatorily convert the Series A Preferred Stock, subject to certain restrictions based on the liquidity of the Common Stock.

The Series A Preferred Stock will initially have a liquidation preference of $1,000 per share; provided, that the liquidation preference upon a change of control on or before November 12, 2026, will be increased to be no less than $1,500 per share. The Selling Stockholders will be entitled to a regular dividend, at the rate of 8.0% per annum, compounding and payable quarterly in kind or in cash, at our election. Any accrued but unpaid dividends will become part of the liquidation preference of such share, as set forth in the Certificate of Designations. In addition, no dividend or other distribution on the Common Stock will be declared or paid on the Common Stock unless, at the time of such declaration and payment, an equivalent dividend or distribution is declared and paid on the Series A Preferred Stock.

The Series A Preferred Stock votes together with the Common Stock on an as-converted basis, subject to the Ownership Limitations, and not as a separate class. Certain matters require the approval of the Selling Stockholders, as more fully described in the section herein titled “Description of Securities.”

At any time after November 12, 2031, each holder of Series A Preferred Stock has the right to require us to redeem all or any portion of the Series A Preferred Stock for the then applicable liquidation preference, plus any accrued but unpaid dividends.

Subject to customary conditions, at all times when the Selling Stockholders hold outstanding shares of Series A Preferred Stock convertible into shares of Common Stock representing at least 5.0% of our then-outstanding shares of Common Stock, we shall appoint a director designated by a majority of the Selling Stockholders, voting together as a separate class, which will also serve on each committee of our board of directors (the “Board”) for which such director is qualified under applicable law and Nasdaq rules and regulations. Additionally at all times the Selling Stockholders hold any outstanding shares of Series A Preferred Stock, the Selling Stockholders have a right to appoint one non-voting Board observer.

The holders of Series A Preferred Stock also have customary preemptive rights to participate in future equity issuances by the Company to the extent necessary to maintain their as-converted pro rata ownership percentages of the Company, subject to customary exceptions.

THE OFFERING

Series A Preferred Stock that may be offered by the Selling Stockholders	Up to 130,000 Preferred Shares

Shares of Common Stock that may be offered by the Selling Stockholders	Up to 34,285,653 Conversion Shares

Use of proceeds	We will not receive any proceeds from the sale of the Preferred Shares or the Conversion Shares included in this prospectus by the Selling Stockholders. For more information see the section herein titled “Use of Proceeds.”

Market for Common Stock	Our Common Stock is currently traded on the Nasdaq Capital Market under the symbol “ORGO”. The Series A Preferred Stock is not currently listed on any securities exchange.

Risk Factors	Any investment in the Preferred Shares or the Conversion Shares offered hereby involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 5 and elsewhere in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the section captioned “Risk Factors” contained in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and in the documents incorporated by reference in this prospectus. We caution you that the risks and uncertainties we have described, among others, could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf in filings with the SEC, press releases, communications with investors and oral statements. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosure we make in our reports filed with the SEC.

There is no public market for the Series A Preferred Stock.

There is no established public trading market for the Series A Preferred Stock, and we do not expect a market to develop. The Series A Preferred Stock is not currently listed on any securities exchange or nationally recognized trading system, including the Nasdaq Capital Market, and we may not apply to list it in the future. Without an active market, the liquidity of the Series A Preferred Stock will be limited.

The number of shares being registered for offer and resale is significant in relation to the number of our outstanding shares of Common Stock.

We have filed a registration statement of which this prospectus is a part to register the offer and resale of the shares offered hereunder for sale into the public market by the Selling Stockholders. Following the conversion of the Series A Preferred Stock to Common Stock, the shares being offered hereunder will represent approximately 21% of our Common Stock as of December 11, 2024, and if sold in the market all at once or at about the same time, could affect the market price of our Common Stock during the period the registration statement remains effective and could also affect our ability to raise equity capital.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Preferred Shares or the Conversion Shares offered pursuant to this prospectus. The Selling Stockholders will receive all of the proceeds from the sale of the Preferred Shares or the Conversion Shares offered by this prospectus. For information about the Selling Stockholders, see “Selling Stockholders”.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage or legal services, transfer taxes or any other expenses incurred by the Selling Stockholders in disposing of the Preferred Shares or the Conversion Shares covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees and expenses of our counsel and accountants.

DESCRIPTION OF SECURITIES

The following summary is not intended to be a complete summary of the rights and preferences of our securities. We urge you to read our Certificate of Incorporation, as amended (“Certificate of Incorporation”) and Certificate of Designations in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 421,000,000 shares of capital stock, consisting of (i) 420,000,000 shares of common stock, including 400,000,000 shares of Common Stock and 20,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), including 130,000 shares of Series A Preferred Stock.

As of December 11, 2024, there were 125,725,796 shares of Common Stock outstanding and 130,000 shares of Series A Preferred Stock outstanding. There were no shares of Class B Common Stock outstanding. The outstanding shares of our Common Stock and Series A Preferred Stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, including the Certificate of Designations, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders. Holders of our Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Common Stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Company, subject to the prior rights of our creditors and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Company, including the Series A Preferred Stock, holders of Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders.

Preemptive or Other Rights

Holders of Common Stock have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to our Common Stock.

Election of Directors

Under our Certificate of Incorporation, our Board consists of a single class, with all directors serving until our next annual meeting. There is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a majority of the votes cast at an annual meeting of stockholders by holders of our Common Stock.

Preferred Stock

Our Board is authorized to issue Preferred Stock in one or more series and to fix and designate the powers, designations, preferences and relative, participating, optional or other special rights of each class of Preferred Stock or series thereof and the qualifications, limitations or restrictions, if any, of such preferred stock. Our Board may fix the number of shares constituting any series of Preferred Stock and the designations of the series.

Series A Convertible Preferred Stock

Voting Power

Holders of the Series A Preferred Stock are generally entitled to vote with the holders of the shares of Common Stock on all matters submitted for a vote of holders of shares of Common Stock (voting together with the holders of shares of Common Stock as one class) on an as-converted basis, subject to the Ownership Limitations (as defined below). Certain matters require the approval of the holders of a majority of the outstanding shares of Series A Preferred Stock, including (i) any amendment, modification, repeal or waiver of any provision of our Certificate of Incorporation, bylaws or of the Certificate of Designations that would amend, modify or otherwise fail to give effect to the rights of the holders of Series A Preferred Stock pursuant to the Certificate of Designations, (ii) any increase or decrease in the number of authorized shares of Series A Preferred Stock, except as permitted in the Certificate of Designations, (iii) the creation of any new class or series of equity securities (including any additional class or series of preferred stock or any debt that is convertible into our equity securities or equity-linked securities) that would be senior or pari passu to the Series A Preferred Stock in respect of liquidation preference or dividend rights or that would provide any unique governance rights to holders of such securities that are not existing rights of the holders of Common Stock as of the date hereof, (iv) the declaration or payment of any dividend to holders of Common Stock, (v) any increase to the size of our Board above 12 directors prior to our 2025 annual meeting of stockholders and after such annual meeting above 11 directors, (vi) incurrence by us and our subsidiaries of aggregate indebtedness in one or a series of transactions that would result in a Consolidated Total Net Leverage Ratio (as defined in the Certificate of Designations) in excess of 3.5 to 1 or (vii) the entry into, or amendment or waiver of, any agreement by us or our subsidiaries that would prevent or delay us from complying, or impair the ability of us to comply, with our obligations to make the Cash-in-Lieu Payments (as defined below).

Dividends

The Series A Preferred Stock ranks senior to the shares of the Common Stock with respect to the payment of dividends. Holders of Series A Preferred Stock are entitled to a regular dividend at the rate of 8.0% per annum, compounding and payable quarterly in kind or in cash, at our election. Any accrued but unpaid dividends will become part of the liquidation preference of such share, as set forth in the Certificate of Designations. In addition, no dividend or other distribution on the Common Stock will be declared or paid on the Common Stock unless, at the time of such declaration and payment, an equivalent dividend or distribution is declared and paid on the Series A Preferred Stock.

Conversion

Subject to the terms and limitations contained in the Certificate of Designations, the Series A Preferred Stock is convertible into shares of Common Stock at any time at the option of the holder. However, until we receive stockholder approval (the “Requisite Stockholder Approval”), as contemplated by Nasdaq listing rules, with respect to the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock in excess of the limitations imposed by such rules, the holders of Series A Preferred Stock cannot convert the Series

A Preferred Stock into a number of shares of Common Stock in excess of 26,502,042 shares, which represents 19.99% of the outstanding shares of Common Stock at the time of signing the Subscription Agreement, or to the extent such conversion will result in a holder of Series A Preferred Stock beneficially owning greater than 19.99% of our then-outstanding shares of Common Stock (such limitations, the “Ownership Limitations”). If, prior to receipt of the Requisite Stockholder Approval, a holder of Series A Preferred Stock elects to convert any Series A Preferred Stock that would result in the issuance, when aggregated with the number of shares previously issued upon conversion of the Series A Preferred Stock, of more than 19.99% of the outstanding shares of Common Stock at the time of signing the Subscription Agreement, then we will, in lieu of issuing shares of Common Stock, pay the holder of Series A Preferred Stock a cash amount equal to the product of the number of shares of Common Stock that could not be issued due to such limitation and the 10-day trailing volume weighted average price of the Common Stock as of the trading day immediately prior to the conversion date (the “Cash-in-Lieu Payments”), which Cash-in-Lieu Payments shall be paid no later than November 5, 2026, together with accrued interest of 10% per annum from the conversion date through the date the Cash-in-Lieu Payment is received by the holder of Series A Preferred Stock.

At any time after November 12, 2026, should the closing sale price per share of Common Stock exceed 200% of the Conversion Price (as defined in the Certificate of Designations) then in effect for at least 20 of 30 consecutive trading days, then we will have the right to mandatorily convert the Series A Preferred Stock, subject to certain restrictions based on the liquidity of the Common Stock. The initial conversion rate is 263.7358 shares of Common Stock to be issued upon the conversion of each $1,000 of liquidation preference (the “Conversion Rate”). The implied Conversion Price is initially $3.7917 per share, which is a 20.0% premium to the 10-day trailing volume weighted average price of Common Stock as of the full trading day prior to the execution of the Subscription Agreement. The Conversion Rate is subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization or similar events. The Conversion Rate is also subject to adjustment for certain dilutive offerings at an effective price that is less than the then Conversion Price then in effect.

Liquidation, Dissolution and Winding Up

The Series A Preferred Stock ranks senior to the Common Stock with respect to the distribution of assets upon a liquidation, dissolution or winding up of the Company. The Series A Preferred Stock initially has a liquidation preference of $1,000 per share; provided, that the liquidation preference upon a change of control of the Company on or before November 12, 2026, will be increased to be no less than $1,500 per share. Upon a liquidation, dissolution, winding up or change of control of the Company, holders of Series A Preferred Stock are entitled to receive the greater of (i) sum of (a) the liquidation preference per share of Series A Preferred Stock and (b) all unpaid dividends that will have accumulated on such share to, but excluding, the date of such payment, (ii) the amount the holder of Series A Preferred Stock would have received if such shares of Series A Preferred Stock were converted into shares of Common Stock and (iii) in connection with a change of control of the Company on or before November 12, 2026, $1,500 per share of Series A Preferred Stock outstanding.

Preemptive Rights

If we (or any of our subsidiaries) offer to issue or sell, or enter into any agreement providing for the issuance or sale of, any capital stock or securities convertible into our capital stock to any offeree, other than pursuant to certain customary exemptions, we must offer to sell to each holder of Series A Preferred Stock, a pro rata portion of the new securities so that such holder may maintain their as-converted pro rata ownership percentages of the Company. Details regarding the notice requirements and procedures are set forth in the Certificate of Designations.

Redemption Rights

At any time after November 12, 2031, each holder of Series A Preferred Stock has the right to require us to redeem all or any portion of the Series A Preferred Stock for the then applicable liquidation preference, plus any accrued but unpaid dividends. There are no restrictions on the repurchase or redemption of shares by us while there is any arrearage in the payment of dividends or sinking fund installments.

Director Designation and Board Observer Rights

Subject to customary conditions, at all times when the holders of Series A Preferred Stock hold outstanding shares of Series A Preferred Stock convertible into shares of Common Stock representing at least 5.0% of our then-outstanding shares of Common Stock, we shall appoint a director designated by a majority of the holders of Series A Preferred Stock, voting together as a separate class, which director will also serve on each committee of the Board for which such director is qualified under applicable law and Nasdaq rules and regulations. Additionally, at all times the holders of Series A Preferred Stock hold any outstanding shares of Series A Preferred Stock, the holders of Series A Preferred Stock have a right to appoint one Board observer. At the holders’ option, following conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock will have the same director and Board observer election rights for so long as the holders of Series A Preferred Stock hold shares of Common Stock issued upon conversion representing at least 5.0% of our then-outstanding shares of Common Stock.

Restrictions on Resale of Securities

Series A Preferred Stock Transfer Restrictions

Shares of Series A Preferred Stock may not be transferred, except for transfers (i) to affiliates of a holder, (ii) consisting of pro rata distributions to a holder’s limited partners or other holders of equity securities of a holder, (iii) to us or with our consent, (iv) in connection with any pledge, encumbrance or hypothecation in connection with any financing arrangements by the holder, (v) pursuant to a tender or exchange offer, merger, consolidation or recapitalization of or involving us, or (vi) after commencement of bankruptcy or other voluntary or involuntary insolvency proceeding or restructuring involving us.

Rule 144

Pursuant to Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”), a person who has beneficially owned restricted Common Stock or Series A Preferred Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (ii) we are and have been subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), periodic reporting requirements for at least 90 days before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted securities (including our Series A Preferred Stock and Common Stock) for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of such securities then outstanding; or

•	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

All of the shares of Series A Preferred Stock and Common Stock we issued to the Selling Stockholders pursuant to the Subscription Agreement are restricted securities for purposes of Rule 144. While we were formed as a shell company, since the completion of our business combination in December 2018 we are no longer a shell company. Accordingly, as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will be available for the resale of the above noted restricted securities.

Registration Rights

At the closing of our business combination in December 2018, the Company, Avista Acquisition Corp. and certain of the Company’s stockholders entered into the Amended and Restated Registration Rights Agreement. These stockholders party to the Amended and Restated Registration Rights Agreement and their permitted transferees are entitled to certain registration rights described therein. Among other things, pursuant to the Amended and Restated Registration Rights Agreement, these stockholders are entitled to participate in three demand registrations and will also have certain “piggyback” registration rights with respect to registration statements, subject to cut-back provisions. We will bear the expenses incurred in connection with the filing of any such registration statements, other than certain underwriting discounts, selling commissions and expenses related to the sale of shares. We filed a resale registration on Form S-3 pursuant to the terms of the Amended and Restated Registration Rights Agreement on December 24, 2018 that was declared effective by the SEC on February 12, 2019.

In addition, the Subscription Agreement includes certain registration rights, pursuant to which we are filing the registration statement of which this prospectus forms a part. Pursuant to the registration rights in the Subscription Agreement, within 40 days of signing the Subscription Agreement, the Company must file a registration statement providing for the resale by the Selling Stockholders of the Preferred Shares and the Conversion Shares and use reasonable best efforts to have the registration statement declared effective as soon as practicable following notification by the SEC that such registration statement will not be reviewed or is not subject to further review. The Company has further agreed to take all steps necessary to keep such registration statement effective at all times until there remain no Registrable Shares (as defined in the Subscription Agreement). The Selling Stockholders and their permitted transferees are entitled to certain registration rights described therein. Among other things, pursuant to the Subscription Agreement, the Selling Stockholders are entitled to (i) request one underwritten shelf takedown in a twelve-month period or three demands in respect of block trades, subject to certain minimum thresholds and cut-back provisions, (i) engage in “at the market” or similar registered offerings through a broker, sales agent or distribution agent, or (iii) with respect to the Conversion Shares for which no resale registration statement is effective, certain “secondary piggyback” registration rights with respect to registration statements. We will bear the expenses incurred in connection with the filing of any underwritten shelf takedowns or “at the market” or similar registered offerings, other than certain out-of-pocket expenses of such Selling Stockholder, transfer taxes, underwriting or brokerage commissions or discounts associated with effecting any sales of shares.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws

We are a corporation incorporated under the laws of the State of Delaware and are subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers.

Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns fifteen percent (15%) or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent (10%) of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least eighty-five percent (85%) of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

In addition, our Certificate of Incorporation does not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions require that stockholders must comply with certain procedures in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent

The transfer agent for our Common Stock and Series A Preferred Stock is Continental Stock Transfer & Trust Company.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “ORGO.” The Series A Preferred Stock is not currently listed on any securities exchange.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale by the Selling Stockholders of the Preferred Shares and the Conversion Shares. We are registering the Preferred Shares and the Conversion Shares included in this prospectus pursuant to the Subscription Agreement in order to permit the Selling Stockholders to offer such shares for resale from time to time. When we refer to the “Selling Stockholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Stockholders’ interests in the securities after the date of this prospectus.

The table below presents information regarding the Selling Stockholders and the Preferred Shares and the Conversion Shares that may be resold by the Selling Stockholders from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholders, and reflects holdings as of December 11, 2024. The number of shares in the column “Number of Shares of Series A Preferred Stock Being Offered” represents all of the Preferred Shares being offered for resale by the Selling Stockholders under this prospectus. The number of shares in the column “Number of Shares of Common Stock Being Offered” represents all of the Conversion Shares being offered for resale by the Selling Stockholders under this prospectus. The Selling Stockholders may sell some, all or none of the Preferred Shares and the Conversion Shares being offered for resale in this offering. We do not know how long the Selling Stockholders will hold the shares before selling them. Except as set forth in the section titled “Plan of Distribution” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Preferred Shares or the Conversion Shares being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares of our Series A Preferred Stock and Common Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of our Series A Preferred Stock beneficially owned by the Selling Stockholders prior to the offering shown in the table below is based on an aggregate of 130,000 shares of our Series A Preferred Stock outstanding on December 11, 2024. The percentage of shares of our Common Stock beneficially owned by the Selling Stockholders prior to the offering shown in the table below is based on an aggregate of 125,725,796 shares of our Common Stock outstanding on December 11, 2024. The column titled “Shares of Series A Preferred Stock to be Beneficially Owned After this Offering” assumes the resale by the Selling Stockholder of all of the Preferred Shares being offered for resale pursuant to this prospectus. The column titled “Shares of Common Stock to be Beneficially Owned After this Offering” assumes the conversion of all of the Preferred Shares and the resale by the Selling Stockholder of all of the Conversion Shares being offered for resale pursuant to this prospectus.

The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock is subject to the Ownership Limitations. If we obtain stockholder approval for the Private Placement, the Ownership Limitations will no longer apply. The shares of Common Stock in the below table do not reflect the Ownership Limitations. The Selling Stockholders may sell all, some or none of their shares in this offering. Please see the section entitled “Plan of Distribution” for further information regarding the Selling Stockholders’ methods of distributing these securities.

For information regarding transactions between us and the Selling Stockholders, see the section entitled “Relationships with the Selling Stockholders” below.

Name of Selling Stockholder	Shares of Series A Preferred Stock Owned Prior to this Offering		Shares of Common Stock Owned Prior to this Offering (1)		Number of Shares of Series A Preferred Stock Being Offered	Number of Shares of Common Stock Being Offered (1)	Shares of Series A Preferred Stock to be Owned After this Offering		Shares of Common Stock to be Owned After this Offering
	Number	Percentage	Number	Percentage			Number	Percentage	Number	Percentage
AHP III Orchestra Holdings, L.P. (2)	64,250	49.4%	16,945,025	11.9%	64,250	16,945,025	—	*	—	*
Avista Healthcare Partners III, L.P. (2)	65,750	50.6%	17,340,628	12.1%	65,750	17,340,628	—	*	—	*

*	Less than 1%.

(1)	Represents shares of Common Stock issuable upon conversion of the Series A Preferred Stock acquired pursuant to the Private Placement.
(2)

Avista Capital Partners VI GP, L.P. is the general partner of each of the Selling Stockholders and exercises voting and dispositive power over the shares held by the Selling Stockholders. Avista Capital Managing Member VI, LLC is the general partner of Avista Capital Partners VI GP, L.P. Voting and disposition decisions at Avista Capital Managing Member VI, LLC are made by an investment committee, the members of which are Thompson Dean, David Burgstahler, Robert Girardi and Sriram Venkataraman. None of the foregoing persons has the power individually to vote or dispose of any shares; however, Messrs. Dean and Burgstahler have veto rights over the voting and disposition of any shares. Mr. Dean and Mr. Burgstahler each disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein, if any. The address of each of the foregoing is c/o Avista Healthcare Partners, 65 East 55th Street, 18th Floor, New York, New York 10022.

Relationships with the Selling Stockholders

Except for the ownership of the Preferred Shares and Conversion Shares issued pursuant to the Subscription Agreement and the registration rights set forth therein, and except as disclosed above or as disclosed in our SEC filings incorporated by reference herein, the Selling Stockholders have not had any material relationship with us within the past three years.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interests may, from time to time, sell any or all of their securities covered by this prospectus, on the Nasdaq Capital Market or any stock exchange, market or trading facility on which the securities are traded or in private transactions. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders may sell or dispose of their securities by one or more of, or a combination of, the following methods (subject, in the case of the Series A Preferred Stock, to the restrictions on transfer set forth in the Certificate of Designations):

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

“at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	an over-the-counter distribution;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

In addition, a Selling Stockholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Selling Stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the Selling Stockholders that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

Each Selling Stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, which adds the pledgee, assignee, transferee or other successors in interest as a Selling Stockholder under this prospectus.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We agreed to use our reasonable best efforts to keep this prospectus effective until the earliest of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act, (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or (iii) such security ceases to be outstanding following its issuance. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not, subject to certain exceptions, simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Foley Hoag LLP.

EXPERTS

The consolidated financial statements of Organogenesis Holdings Inc. as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023 and the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated in this Prospectus by reference from the Organogenesis Holdings Inc. Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The report of RSM US LLP dated February 29, 2024, on the effectiveness of internal control over financial reporting as of December 31, 2023, expressed an opinion that Organogenesis Holdings Inc. had not maintained effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.organogenesis.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-37906):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 29, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 8, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 12, 2024;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2024;

•	our Current Reports on Form 8-K filed with the SEC on April 3, 2024, June 21, 2024, November 13, 2024, November 22, 2024 and December 2, 2024; and

•	the description of our Common Stock filed as Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

In addition, we incorporate by reference all documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after (1) the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus is a part and (2) the date of effectiveness of the registration statement until the date on which this registration statement has been withdrawn. These documents will become a part of this prospectus from the date that the documents are filed with the SEC. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information filed or furnished pursuant to Item 2.02 or Item 7.01, unless such Form 8-K expressly provides to the contrary.

Upon oral or written request and at no cost to the requester, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain copies of these documents, at no cost to you, from our website (www.organogenesis.com), or by writing or telephoning us at the following address: Organogenesis Holdings Inc., 85 Dan Road, Canton, MA 02021, (781) 575-0775. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.